S. W. MITCHELL CAPITAL LLP

RULE 204A-1 CODE OF ETHICS

Personal Securities Transactions Policy

Policy Statement on Insider Trading

and

Chinese Wall Procedures

S. W. MITCHELL CAPITAL LLP

CODE OF ETHICS

S. W. Mitchell Capital LLP (“S. W. Mitchell”) has adopted this Code of Ethics (“Code”) in compliance with the requirements of the U.S. Federal Securities Laws.  Each registered investment adviser is required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of its Supervised Persons and requires those Supervised Persons to comply with the U.S. Federal Securities Laws.

In addition to the general policies set forth by the Code with respect to the ethical obligations of S. W. Mitchell and its supervised persons, the Code contains specific Personal Securities Transaction Policies designed to ensure that our personal and proprietary investing activities do not interfere with the best interests of our Clients; a Policy Statement on Insider Trading and related procedures designed to prevent the misuse of material, non-public information and “Chinese Wall” Procedures designed to ensure that decisions made by S. W. Mitchell are reasonably insulated from material non-public information or conflicts of interest.

Provisions of General Applicability

1.	Standards of Business Conduct

When our Clients invest money through us, they look to us as their fiduciary under the Advisers Act.  We value the confidence and trust placed in us by all of our clients, including accounts managed by S. W. Mitchell on behalf of U.S. persons and any pooled investment vehicle with U.S. person investors managed by S. W. Mitchell (collectively, “Clients”), and believe that our reputation for integrity and professionalism is a vital business asset.  We seek to protect that reputation.  To further that goal, we have adopted and implemented policies and procedures (including this Code) to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the U.S. Federal Securities Laws and the fiduciary duties owed to our Clients.

S. W. Mitchell treats each pooled investment vehicle as a Client.  S. W. Mitchell does not tailor its advisory services to the individual needs of investors (each, a “Fund Investor”) in such vehicles.  S. W. Mitchell may take into consideration the general characteristics of its target Fund Investors, but not necessarily the characteristics of any specific Fund Investor.  An investment in a pooled investment vehicle managed by S. W. Mitchell does not, in and of itself, create a client-adviser relationship between any Fund Investor and S. W. Mitchell.

As a fiduciary, S. W. Mitchell has affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Clients.  Our Clients’ interests are paramount and must always come before our personal interests.  Our Access Persons and Supervised Persons are also expected to behave as fiduciaries with respect to our Clients.  This means that each must render disinterested advice, protect Client assets (including nonpublic information about a Client, a Fund Investor or a Client’s or Fund Investor’s account) and act always in the best interest of our Clients.  We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

Access Persons and Supervised Persons must not:

•	employ any device, scheme or artifice to defraud a Client or Fund Investor;

•
make to a Client or Fund Investor any untrue statement of material fact or omit to state to a Client or Fund Investor a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Client or Fund Investor;

•	engage in any manipulative practice with respect to a Client or Fund Investor;

•	use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

•	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

To assure compliance with these restrictions and the U.S. Federal Securities Laws, we have adopted and agreed to be governed by the provisions of this Code in addition to any other applicable compliance policies and procedures maintained by S. W. Mitchell.  However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and other applicable compliance procedures.

Should you have any doubt as to whether this Code applies to you, you should contact the CCO.

2.	Definitions

As used in the Code, the following terms have the following meanings:

A.
Access Persons include (1) any director, officer, member or partner of S. W. Mitchell; (2) any Supervised Person of S. W. Mitchell who: (a) has access to nonpublic information regarding any Client’s purchase or sale of securities or (b) is involved in making securities recommendations to Clients or who has access to such recommendations as are nonpublic; and (3) any other person who the CCO determines to be an Access Person.

The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons as part of S.W. Mitchell’s records.

B.
Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

C.
Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be “beneficial ownership” as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).  However, any transactions or holdings reports required by the Personal Securities Transactions Policies contained in this Code may include a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

D.	Chief Compliance Officer or CCO means S. W. Mitchell’s Chief Compliance Officer as designated on Form ADV Part 1, Schedule A, or the CCO’s designee, as applicable.

E.
Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

F.
Limited Offering means an offering that is exempt from registration under Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506.  For greater clarity, Limited Offerings of securities issued by any private collective investment vehicle or unregistered hedge fund advised by S. W. Mitchell are included within the term Limited Offering.

G.	Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

H.
Reportable Security means any security as defined in Advisers Act Section 202(a)(18) except: (1) direct obligations of the government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end U.S. registered investment companies (“mutual funds”); (5) shares issued by unit investment trusts that are invested exclusively in one or more mutual funds;1 (6) United Kingdom government securities issued by National Savings and Investments; and (7) interests in United Kingdom-domiciled unit trusts and open-ended investment companies (provided that no one at S. W. Mitchell uses their placement in the market to obtain favorable commission rates with respect to such interests based on their position at S. W. Mitchell).

I.
Supervised Person of S. W. Mitchell means any partner, member, officer, director or employee of S. W. Mitchell; and any other person who provides investment advice on behalf of S. W. Mitchell and is subject to the supervision and control of S. W. Mitchell.  Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.

J.
U.S. Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Investment Company Act of 1940, as amended; (5) the Advisers Act; (6) title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

3.	General Policies and Restrictions

A.
Gifts and Entertainment.  Access Persons must not give or accept gifts in contravention of S. W. Mitchell’s stated gifts policies from or to any entity doing business with or on behalf of S. W. Mitchell.  Gifts accepted in violation of this policy shall be forfeited, if practicable, and/or dealt with in any manner determined by the CCO to be appropriate and in the best interests of our Clients.  S. W. Mitchell will take reasonable steps to ensure that neither it nor its employees offer or give, or solicit or accept, in the course of business, any inducements which may lead to conflicts.  Due to the various relationships S. W. Mitchell may have with its Clients, Fund Investors and other entities, employees generally may not solicit gifts or gratuities nor give inducements, except in accordance with these policies and procedures.  The term “inducements” means gifts, entertainment and similar benefits which are offered to or given by employees.  Gifts of an extraordinary or extravagant nature to an employee are to be declined or returned in order not to compromise the reputation of the employee or the firm.  Gifts of nominal value or those that are customary in the industry such as meals or entertainment may be appropriate.  Any form of a loan by an employee to a Client or Fund Investor or by a Client or Fund Investor to an employee is not allowed as a matter of firm policy and good business practice.  A relaxation of, or exemption from, these procedures may only be granted by the CCO.

1
If, in the future, S. W. Mitchell or an affiliate should serve as adviser, sub-adviser or principal underwriter to a mutual fund, interests in that mutual fund or in any unit investment trust investing in that mutual fund will be Reportable Securities.

B.
Fair Treatment.  Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law.  Access Persons must comply with relevant provisions of our compliance policies and procedures designed to detect, prevent and mitigate such conflicts.

C.
Conflicts of Interest.  Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Chinese Wall” procedures (as discussed below) may be utilized to avoid potential conflicts of interest.

D.
Outside Employment or Other Activities.  Any employment or other outside activity by an employee may result in possible conflicts of interests for the employee or for S. W. Mitchell and therefore must be reviewed and approved by the CCO.  S. W. Mitchell employees are generally allowed to serve on the board of directors of any publicly traded companies only with the prior authorization of the CCO.  S. W. Mitchell has developed “Chinese Wall” procedures (as discussed below) to mitigate any conflicts of interest that may arise as a result of such service.  Other outside activities, which must be reviewed and approved by the CCO, include the following: (1) being employed or compensated by any other entity; (2) engaging in any other business including part-time, evening or weekend employment; (3) serving as an officer, director, partner, etc., in any other entity; (4) ownership interest in any non-publicly traded company or other private investments; or, (5) any public speaking or writing activities. Written approval for any of the foregoing activities is to be obtained by an employee before undertaking any such activity so that a determination may be made that the activities do not interfere with any of the employee’s responsibilities at the firm and any conflicts of interests in such activities may be addressed.  Because S. W. Mitchell encourages employee involvement in charitable, nonpublic organization, civic and trade association activities, these outside activities need not be pre-approved unless a clear conflict of interest exists, but should be disclosed to the CCO.  Other than by virtue of their position with S. W. Mitchell or with respect to a family member, no Access Person may serve as a trustee, executor or fiduciary.  Similarly, Access Persons may not serve on a creditor’s committee outside of their duties with S. W. Mitchell.  In appropriate circumstances, the CCO may grant exemptions from this provision provided that the CCO is satisfied that such an exemption will not present a conflict of interest with any Client or, if such a conflict is presented, the conflict may be adequately addressed through application of the “Chinese Wall” procedures.

An employee seeking approval to engage in the outside activities listed above shall provide the following information to S. W. Mitchell’s CCO: (1) the name and address of the outside business organization; (2) a description of the business of the organization; (3) compensation, if any, to be received; (4) a description of the activities to be performed; and (5) the amount of time per month that will be spent on the outside activity.  A sample disclosure/approval form is attached hereto as Exhibit E.  Employees must update annually any requests for approval of an outside activity. Records of requests for approval along with the reasons such requests were granted or denied are maintained by the CCO.  S. W. Mitchell’s Chinese Wall Procedures must be followed with respect to certain outside activities.  Prior to the commencement of any outside activity to which the Chinese Wall Procedures apply, S. W. Mitchell’s CCO will meet with the affected employee to explain those procedures.

E.	Pay-to-Play. All applicable employees must comply with the “Pay-To-Play” Policies and Procedures attached hereto as Exhibit F.

F.
Reporting Violations.  Any Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee.  To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported.  Supervised Persons may make these reports anonymously and no adverse action shall be taken against a Supervised Person making such a report in good faith.

G.	Waivers. The CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

H.
Application of Code to CCO.  No Supervised Person may pre-clear his or her own trades, review his or her own reports or approve his or her own exemptions from this Code.  When such actions are to be undertaken with respect to the CCO, another designated person will perform such actions as are required of the CCO under the Code.

4.	Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person annually.  Additionally, each Access Person will be provided a copy of any Code amendments.  After reading the Code or amendment, each Access Person shall make the certification contained in Exhibit G.  Annual certifications are due within ten (10) days after the end of each calendar year.  Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time.  To the extent that any Code-related training sessions or seminars are held, the CCO shall keep records of such sessions and the Access Persons attending.

5.	Review of Reports Required by the Code

A.	Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.

B.
Any material violation or potential material violation of the Code must be promptly reported to the CCO.  The CCO will investigate any violations reported or discovered and prepare a written memorandum detailing his findings and the reasons therefore to a reporting file created for this purpose.

C.	The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.
Sanctions for violations of the Code include verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal.  Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CCO.

6.	Recordkeeping and Review

This Code, any written prior approval for a Reportable Securities transaction given pursuant to S. W. Mitchell’s Personal Securities Transactions Policies, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with S. W. Mitchell’s records, as appropriate, for the periods and in the manner required by Rule 204-2.  To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review.  Non-material amendments to this Code should be made no more frequently than annually and shall be distributed as described in Section 4.  Material amendments to the Code may be made at any time.

PERSONAL SECURITIES TRANSACTIONS POLICY

The personal investing activities of all Access Persons shall be conducted in a manner that shall avoid actual or potential conflicts of interest with Clients.  Each Access Person shall be alert to any potential conflicts of interest that may arise in conducting affairs for personal reasons and on behalf of Clients.  Personal interests shall not interfere with the application of unbiased and objective judgment to the management of Client portfolios.  Each Access Person shall ensure that securities transactions undertaken on behalf of Clients are given priority over any personal securities transactions in employee accounts.

For the purposes of this Personal Securities Transactions Policy, employee accounts include every account in which the employee has (1) a direct or indirect financial interest, (2) the power to vote securities, or (3) the power to dispose of securities.  The following accounts are generally treated as beneficially owned by the Access Person:

•	Accounts of the Access Person
•	Accounts of the Access Person’s spouse (or other person with whom the Access Person maintains a similar relationship)
•	Accounts of the Access Person’s children or dependents who reside with, or are primarily supported by, the Access Person
•
Accounts in which the Access Person otherwise has a beneficial interest, including private collective investment vehicles (whether or not managed by S. W. Mitchell) in which the Access Person maintains a significant ownership interest

•	Any employee profit sharing plan or Account maintained and managed by S. W. Mitchell

These procedures are designed to satisfy the requirements of Rule 204A-1 and to enable S. W. Mitchell to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons.  If any Access Person is uncertain about the application of S. W. Mitchell’s Personal Securities Transactions Policy or potential conflicts of interest regarding this policy, the Access Person should discuss such concerns with the CCO.

1.	Substantive Restrictions

A.
Blackout Period.  No Access Person shall buy or sell a security on the same day as any trades in the security are made for Client accounts in such a manner as to disadvantage a Client.  The price paid or received by a Client account for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person.

B.
IPO and Limited Offering Restrictions.  Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval by the CCO or the CCO’s designee in the form attached as Exhibit A.  Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with S. W. Mitchell.  Once pre-approval has been granted, the pre-approved transaction must be executed within twenty-four (24) hours.  An Access Person who has been authorized to acquire interests in such securities must disclose their interests if involved in considering an investment in such securities for a Client.  Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

C.
Forfeitures.  Any profits derived from transactions in violation of paragraphs A, or B, above, shall be forfeited and may be paid to one or more Clients for the benefit of the Client(s) if such a payment is determined by the CCO to be appropriate under the circumstances or to a charity determined by the CCO.

D.
Brokerage Accounts.  Access Persons must disclose to the CCO all brokerage accounts in which they have a direct or indirect beneficial interest and instruct their brokers to provide timely duplicate account statements for such accounts and timely duplicate confirmations of all personal securities transactions to the CCO.

E.	Waivers. CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

F.
Prohibition on Self-Clearance.  No Supervised Person may pre-clear his or her own trades, review his or her own required reports or otherwise serve as the final point of review of his or her own actions.  To the extent that this Code requires action by the CCO and the CCO also engages in personal securities transactions, the CCO’s responsibilities under this Code shall be carried out by another designated person with respect to any personal securities transactions of the CCO.

2.	Pre-clearance and Reporting Procedures

A.	Pre-clearance. Each Access Person shall obtain prior written approval from the CCO in the form attached as Exhibit A for all personal securities transactions in Reportable Securities.

B.	Pre-clearance Exceptions. Pre-clearance requirements do not apply to:

(1)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(2)	Purchases (other than an IPO or Limited Offering) or sales of Reportable Securities which are unsuitable for or contrary to the investment objectives and restrictions of any Client;

(3)
Purchases or sales of open-end funds, although Access Persons are reminded that improper “market timing” violates our policies and that “front-running” Client transactions on the basis of material, nonpublic inside or confidential information violates not only this Code, but our Policy Statement on Insider Trading as well as other securities laws and, if proven, is punishable by fines and other penalties;

(4)	Purchases or sales which are non-volitional on the part of either the Access Person or the Client;

(5)	Transactions in securities which are not Reportable Securities;

(6)	Purchases which are part of an Automatic Investment Plan or DRIP;

(7)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

(8)
Any transaction, or series of related transactions (excluding purchases in an IPO or a Limited Offering), involving 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion.

Access Persons should consult the CCO if there are any questions about whether one of the exceptions listed above applies to a given transaction.  We may, from time to time and in the sole discretion of the CCO, maintain a “Restricted List” of securities in which Access Persons may not trade.

C.	Required Reports.

(1)
Initial and Annual Holdings Reports.  Each Access Person must submit to the CCO a report in the form attached as Exhibit B: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

Holdings reports must contain the following information:

(a)
the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)
the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit.  (Note that even those accounts which hold only non-Reportable Securities, must be included); and

(c)	the date the Access Person submits the report.

Brokerage statements containing all required information may be substituted for the Holdings Report Form if submitted timely.  To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

(2)
Quarterly Reports.  Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non-excepted Reportable Securities in the form attached as Exhibit C.

Transactions reports must contain the following information:

(a)
the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the security at which the transaction was effected;

(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	the date the Access Person submits the report.

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely.  To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

D.	Exceptions to Reporting Requirements. The reporting requirements of Section 2.C. apply to all transactions in Reportable Securities other than:

(1)	transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

(2)	transactions effected pursuant to an Automatic Investment Plan or DRIP.

E.
Duplicate Statements and Confirms.  Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, must arrange for the broker to mail directly to the CCO at the same time they are mailed or furnished to such Access Person (1) duplicate copies of broker trade confirmations covering each transaction in a Reportable Security in such account and (2) copies of periodic statements with respect to the account.

POLICY STATEMENT ON INSIDER TRADING

S. W. Mitchell Capital LLP (“S. W. Mitchell”), and its members, partners, officers, directors, employees, consultants, public accountants, attorneys, and underwriters will comply with the restrictions of Rule 10b-5 under the Exchange Act and the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) with regard to buying and selling securities.  In addition, Section 204A of the Advisers Act requires S. W. Mitchell, as a registered investment adviser, to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material nonpublic information in violation of the Advisers Act and the Exchange Act.

It is the policy of S. W. Mitchell to prohibit any member, employee, consultant acting in a similar capacity, or other person associated with S. W. Mitchell from trading, either personally or on behalf of Clients, including all Client assets managed by S. W. Mitchell, on material non-public information or communicating material non-public information to others in violation of the law.  This conduct is frequently referred to as “insider trading.”  Our Policy Statement on Insider Trading applies to every member, employee or other person associated with S. W. Mitchell (i.e., Supervised Persons) and extends to activities within and outside their duties with S. W. Mitchell.  Every Supervised Person must read and retain this policy statement.  Any questions regarding our Policy Statement on Insider Trading or the compliance procedures should be referred to the CCO.

The term “insider trading” is not defined in the U.S. Federal Securities Laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others.  While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1)	trading by an insider, while in possession of material non-public information; or

(2)
trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

(3)	communicating material non-public information to others.

It bears emphasis that the prohibition applies if a person is in possession of material nonpublic information with respect to an issuer.  Further, Rule 10b5-1 under the Exchange Act provides that a purchase or sale of a security of an issuer is made “on the basis of” material nonpublic information if the person making the purchase or sale was aware of the material nonpublic information when the person made the purchase or sale.  Rule 10b-5 sets out circumstances, or affirmative defenses, under which a person is not deemed to be trading “on the basis of” material nonpublic information.  The Rule codifies the SEC's position that it need not prove that the trading was “on the basis” of the information.  The elements of insider trading and the penalties for such unlawful conduct are discussed below.

1.	Who is an Insider?

The concept of “insider” is broad.  It includes officers, directors and employees of a publicly traded company.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company's outside attorneys, accountants, consultants, bank lending officers, and the employees of such organizations where the company expects the outsider to keep the disclosed non-public information confidential and the relationship at least implies such a duty.  In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services.

2.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of the company's securities.  Information that officers, directors and employees should consider material includes, but is not limited to:  dividend changes, earnings estimates, changes in previously released earnings estimates, merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company’s business.  For example, in Carpenter v. U.S., 108 U.S. 316 (1987), information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security was considered material.  In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

3.	What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public.  Information becomes public immediately after it has appeared in public filings, the financial press, wire services, a company (issuer) publication, newspapers, radio or television.  For example, information found in a report filed with the Securities and Exchange Commission (“SEC”), or appearing in The Wall Street Journal or other publications of general circulation would be considered public.

4.	Basis for Liability

A.	Fiduciary Duty Theory

Under this theory of liability, simply possessing material, nonpublic information does not automatically mean one has a duty to disclose before trading or to refrain from trading.  See Chiarella v. U.S., 445 U.S. 22 (1980).  The important question is:  Does the person who receives the information have a fiduciary relationship to the source of information?  In this context, “fiduciary relationship” means a right to expect that the receiver will not disclose any material non-public information and will refrain from trading.  If the answer is yes, the receiver of the information must refrain from trading.  As a result of their positions, corporate officers and directors have a fiduciary duty to their company not to disclose material, nonpublic information about their company.

Non-insiders can also acquire the fiduciary duties of insiders.  See Dirks v. SEC, 463 U.S. 646 (1983).  They can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants).   In addition, if a corporate officer or director discloses or “tips” inside information to another person, also known as a “tippee”, and the tippee knows or should have known of the insider’s, or tipper’s, fiduciary duty to the company or its shareholders, the tippee is also prohibited from disclosing such information or trading on it.

However, in the “tippee” situation, the tippee only has a duty not to trade if the corporate insider, or tipper, who gave inside information to the tippee, personally benefits, directly or indirectly, from the disclosure.  The tipper’s benefit does not have to be pecuniary but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

B.	Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory, under which a person commits fraud in connection with a securities transaction when he or she misappropriates confidential information for securities trading purposes, in of duty owed to the source of the information.  See U.S. v. O’Hagan, 521 U.S. 642 (1997).  O’Hagan, a partner in a law firm, breached a duty of trust and confidence he owed his law firm and his client, when he traded on the basis of nonpublic information regarding the client’s planned tender offer for certain common stock.  Similarly, in U.S. v. Carpenter, discussed above, the columnist defrauded The Wall Street Journal when he stole information from it and used the information to trade in the securities markets.  Misappropriation involves a “deceptive device or contrivance” for purposes of section 10(b) of the Exchange Act because misappropriators deal in deception.  In fiduciary terms, a fiduciary who pretends loyalty to the principal while secretly converting the principal’s information for personal gain dupes or defrauds the principal.

It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.  Rule 10b5-2 under the Exchange Act provides examples of when a duty of trust or confidence exists for purposes of the misappropriation theory.  Those examples include, but are not limited to:  (i) whenever a person agrees to maintain information in confidence; (ii) whenever the person communicating the material nonpublic information and the person to whom it is communicated have a history, pattern, or practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the material nonpublic information expects that the recipient will maintain its confidentiality; or (iii) subject to certain limited exceptions, whenever a person receives or obtains material nonpublic information from his or her spouse, parent, child, or sibling.

C.	Supervisory Liability

ITSFEA established severe penalties for employers or controlling persons who fail to implement procedures designed to detect and prevent insider trading.  In 1997, the National Securities Market Improvement Act added a new statutory provision to the Advisers Act, Section 204A, requiring registered advisers, like S. W. Mitchell, to “establish, maintain and enforce policies and procedures reasonably designed, taking into consideration the nature of the adviser’s business, to prevent the misuse . . . of material, nonpublic information by such investment adviser or any person associated with such investment adviser.”

5.	Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:

•	civil injunctions;
•	treble damages;
•	disgorgement of profits;
•	jail sentences;
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Policy Statement can result in serious sanctions by S. W. Mitchell, including dismissal of any person involved.

6.	Procedures to Prevent and Detect Insider Trading

The following procedures have been established to aid the employees of S. W. Mitchell in avoiding insider trading, and to aid S. W. Mitchell in preventing, detecting, and imposing sanctions against insider trading.  Each employee of S. W. Mitchell must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.  If you have any questions about these procedures you should consult the CCO.

A.	Identifying Inside Information

Material nonpublic information can be obtained from any source (not just traditional “insiders”) and may relate to any type of security (not just equities).  In September 2003, the SEC settled an enforcement action in which an adviser had received material nonpublic information about government securities from a consultant.

Before trading for yourself or others, including any investment company or private account managed by S. W. Mitchell, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

•
What was the source of the information?  Remember that, in addition to traditional “insiders” such as a company’s officers, directors and employees, others may be “insiders” including a company’s accountants, lawyers, investment bankers or consultants.  In particular, to the extent that S. W. Mitchell may employ consultants to assist in research or other activities, you should consider whether the information provided by such consultants might be material, nonpublic information.  If in doubt, you should take appropriate steps to ensure that information obtained from consultants is not material nonpublic information.

•
Is the information material? Is this something an investor would consider important in making his or her investment decision? Will the market price of the securities be substantially affected if the information was generally disclosed?  Remember that inside information may relate to debt securities, including government issued securities.  In the case of government issued securities, inside information may include any confidential government information.

•
Is the information nonpublic? To whom has it been provided? Has it been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation including web-based news publications?

B.	Discuss Your Trading Decision Before the Transaction

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have any questions as to whether the information is material and nonpublic, you should take the following steps:

•	Report the matter immediately to the CCO. The CCO may consult with outside counsel to assist in determining whether the information is material and non-public.

•	Do not purchase or sell the securities on behalf of yourself or others, including private accounts managed by S. W. Mitchell.

•
Do not communicate the information inside or outside S. W. Mitchell, other than to the CCO and outside counsel in the event assistance is needed to determine whether the information is material and non-public.

After the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communications, or you will be allowed to trade and communicate the information.

C.	Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone except as referred to above.  In addition, care should be taken so that such information is secure - files should be sealed, access to computer files containing nonpublic information should be restricted.

D.	Resolving Issues Concerning Insider Trading

If doubt remains as to whether information is material and nonpublic, or if there is any unresolved question as to the applicability or interpretation of the procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

E.	Brokerage Accounts and Personal Securities Transactions

In accordance with Section 1.D of S. W. Mitchell’s Personal Securities Transactions Policy, Access Persons must disclose to the CCO all brokerage accounts in which they have a direct or indirect beneficial interest and instruct their brokers to provide timely duplicate account statements for such accounts and timely duplicate confirmations of all personal securities transactions to the CCO for the CCO’s review.

CHINESE WALL POLICIES AND PROCEDURES

S. W. Mitchell recognizes that it may be beneficial for Supervised Persons to serve on the boards of directors of companies or in other positions2 which might expose them to material, non-public information relating to a security which S. W. Mitchell might buy or sell for a Client account or over which it may hold discretionary voting authority.  Consequently, S. W. Mitchell has adopted these Chinese Wall Policies and Procedures to implement “Chinese Walls” around the subject Supervised Person (“Insider”) in order to prevent the dissemination of material non-public information about the subject company (“Company”) which the Insider may possess or receive.

The Chinese Wall provisions to be followed when a S. W. Mitchell Supervised Person serves in a position which might expose him or her to material, non-public information are as follows:

•
The Insider may not participate in or be involved with any aspect of the research on the Company nor may the Insider make any recommendations with respect to the purchase or sale of securities issued by the Company or any proxy vote involving the securities.

•	Other Supervised Persons may not request information of any sort regarding the Company from the Insider.

•
The Insider shall not communicate any material non-public information received by virtue of his position as an Insider of the Company to influence trading decisions or strategies or proxy voting recommendations involving the Company.

•
The Insider shall at all times have a fax machine by which any information from the Company is conveyed and this machine should be monitored as appropriate during business hours to assure that faxed material is directed solely to the Insider.

•
Documents received by the Insider containing information about the Company are to be treated with the utmost discretion and kept secure.  Proper safeguarding of such documents includes: (a) not leaving documents in plain view; (b) storing documents in locked cabinets or files; (c) restricting access to cabinets; and (d) destroying duplicate or no longer needed documents.

•	Supervised Persons must document, using the Chinese Wall Transaction Form (Exhibit D), the reasons for any transaction engaged in that involves securities of the Company.

Strict adherence to the Chinese Wall is vital to the protection of the integrity of S. W. Mitchell and cannot be deviated from.  We may, from time to time and in the sole discretion of the CCO, maintain a list of securities that are currently subject to Chinese Wall restrictions.  If you have any questions with respect to these policies and procedures, ask the CCO for assistance.

2	For example, as an officer of a public company, a board member of an investment company, or a committee member of a pension plan advisory committee.

EXHIBIT A

S. W. MITCHELL CAPITAL LLP

Personal Trading Request and Authorization Form

Name

Person On Whose Behalf Trade is Being Done (if different)

Broker		Brokerage Account Number

Reportable Security		Ticker Symbol or CUSIP
Company Name, Type of Security

Number of Shares or Units		Price per Share or Unit

Approximate Total Price		Buy or Sell

I hereby certify that all of the following information is true and complete:

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code.

Signature	Date

When signed and dated by the CCO, this authorization is approved for this transaction only and is effective for 24 hours from the time written below unless you are notified otherwise by the CCO.  A record of this transaction will be kept by the CCO in confidential files.*

a.m.
p.m.
CCO	Date	Time

*
CCO please note:  If approval is granted to acquire securities in an IPO or Limited Offering, indicate the reasons for such approval on the reverse of this form.  This form should be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later.

EXHIBIT B

S. W. MITCHELL CAPITAL LLP

Initial/Annual Securities Holdings Report

This form must be completed by each Access Person

within 10 days of becoming an Access Person and

on ________ of each calendar year thereafter.

The following list, which is current as of the date indicated below, accurately reflects my current personal securities holdings in which I have a direct or indirect beneficial interest:

Security (including ticker/ CUSIP as applicable)	No. of Shares	Principal Amount	Broker/Dealer or Bank Through Whom Account is Held

The chart above (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities holdings of securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

I have an account or accounts, over which I have direct or indirect influence or control, in which securities (including securities which are not considered Reportable Securities) which are not listed above are held for my direct or indirect benefit as of the date below with the following brokers, dealers or banks:

Dated:	Signature:

EXHIBIT C

S. W. MITCHELL CAPITAL LLP

Quarterly Transactions and Brokerage Account Report

For the Calendar Quarter Ended __________________

This form must be completed by each Access Person

within 30 days following the end of each calendar quarter.

During the quarter referred to above, the following transactions were effected in Reportable Securities in which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the S. W. Mitchell Code of Ethics:

Security (with ticker/CUSIP as applicable)	Date of Transaction	No. of Shares or Principal Amount	Interest Rate and Maturity Date	Nature of Transaction (Buy, Sell, Other)	Price	Executing Bank or Broker/Dealer

This report (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities transactions in securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

[ ]
During the quarter referenced above, I did not establish any new accounts in which securities (including securities which are not considered Reportable Securities) were held during such quarter for my direct or indirect benefit; OR

[ ]
During the quarter referenced above, I opened the following account(s) over which I have direct or indirect influence or control and in which securities (including securities which are not considered Reportable Securities) were held for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Established

Dated:	Signature:

*	Please list any additional transactions or accounts on reverse or attach additional pages as necessary.

EXHIBIT D

S. W. MITCHELL CAPITAL LLP

Chinese Wall Transaction Form

This form must be completed by each Supervised Person who engages in a transaction involving securities of a Company that is subject to a Chinese Wall.

Name:	Date:

Position:	Company:

1)	Type of Security:	2)	Ticker Symbol or CUSIP:
3)	Trade Date:	4)	Settlement Date:
5)	Purchase or Sale:	6)	Number of Shares:
7)	Price:	8)	Net Amount:
9)	Broker Used:

10)	Are you aware of any material non-public information regarding the company?
Yes [ ] No [ ]
11.	Reason for the transaction (required):

EXHIBIT E

S. W. MITCHELL CAPITAL LLP

Outside Activities Reporting Form

Pursuant to S. W. Mitchell’s policy, all employees are required to disclose, and in specific cases, obtain, the CCO’s approval prior to engaging in certain “outside activities”.  For these purposes, “outside activities” are deemed to include, without limitation, the following: (1) being employed or compensated by any other entity; (2) engaging in any other business including part-time, evening or weekend employment; (3) serving as an officer, director, partner, etc., in any other entity; (4) ownership interest in any non-publicly traded company or other private investments; or, (5) any public speaking or writing activities.

To provide advance notice to the CCO or to seek the CCO’s approval, as determined pursuant to the policy, please complete this form, sign it and return it to the CCO.

Section A.  Employee Information
Employee Name
Title and Position	Office Telephone Number

Section B. Outside Activities (Directorships and/or Positions Held)
Name and Address of Organization	Description of the Organization	Expected Compensation	Description of the Outside Activity	Estimated Time per Month

Section C.  Employee Affirmation
I affirm that the above information is accurate and complete as of the date of my signature.  I understand that I am under a continuing obligation during my employment to amend, supplement or correct this disclosure should circumstances so warrant.

Signature	Date

EXHIBIT F

S. W. MITCHELL CAPITAL LLP

U.S. POLITICAL CONTRIBUTIONS

“PAY-TO-PLAY” POLICIES AND PROCEDURES

This policy applies only with respect to U.S. government officials and U.S. government entities.

Pursuant to Rule 206(4)-5 under the Advisers Act, all covered associates3 are prohibited from making contributions4 to a government official5 and from coordinating, or soliciting any third party to make, any contribution to a government official.  If an employee that is a covered associate makes a contribution to a government official, then the adviser may not receive compensation in connection with providing advisory services to the applicable government entity6 for two years after the date of such contribution.  If the government entity is an existing investor in a client managed by the adviser, then the adviser must waive or rebate any fees otherwise payable by the government entity to the adviser for two years or, alternatively, redeem the government entity’s interest in the fund or permit the government entity to withdraw from the fund.  The two-year “time out” resulting from a covered associate making a contribution will continue to apply even if the covered associate is no longer employed by the adviser.  Furthermore, because prior contributions follow an individual if he or she subsequently becomes a covered associate of an adviser, when hiring covered associates or promoting employees to covered associate positions, S.W. Mitchell will require disclosure of such covered associates’ prior campaign contributions.

3
For purposes of Rule 206(4)-5, “covered associate” means: (i) any managing member or executive officer of the adviser; (ii) any employee whose job duties include the solicitation of any government entity (including pension plans, collective government funds, and participant-directed plans) on behalf of the adviser (including any consultant or independent contractor hired by the adviser who solicits a government entity on behalf of the company) and any person who directly or indirectly supervises them; and (iii) any political action committee controlled by the adviser or another covered associate.  For this purpose, “executive officer” means (i) the president; (ii) any vice president in charge of a principal business unit, division or function (such as sales, administration or finance); (iii) any other officer of the investment adviser who performs a policy-making function; or (iv) any other person who performs similar policy-making functions for the investment adviser.

4
For purposes of Rule 206(4)-5, a “contribution” includes any gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election to an elective office.  A contribution includes, without limitation, payment of campaign debts and payment of transition or inaugural expenses.

5
For purposes of Rule 206(4)-5, a “government official” means any candidate for elective office or incumbent holding elective office if the office holder (i) is directly or indirectly responsible for, or can influence the hiring of, an investment adviser by a government entity or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the hiring of, an investment adviser by a government entity.

6
For purposes of Rule 206(4)-5, a “government entity” is any State of the United States (“State”) or political subdivision of a State, including: (i) any agency, authority, or instrumentality of the State or political subdivision; (ii) a pool of assets sponsored or established by the State or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a ‘defined benefit plan’ as defined in section 414(j) of the Internal Revenue Code, or a State general fund; (iii) a plan or program of a government entity; and (iv) officers, agents, or employees of the State or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

As such, no covered associate or member of his or her immediate family may make any political contribution in excess of $350 per election to any candidate for whom the covered associate or family member is eligible to vote, or in excess of $150 per election to a candidate for whom the covered associate or family member is not eligible to vote.  Should a covered associate desire to make a contribution exceeding such amount, or to coordinate or solicit any third party to make any contribution to, or for the benefit of or at the request of, any government official, the covered associate must submit a written request to the compliance department that includes: (i) the amount of the proposed contribution; (ii) the government official to whom such contribution or on whose behalf such coordination or solicitation is proposed to be made; (iii) if applicable, the elective or appointed office or other government position that such government official occupies at the time of the proposed contribution, coordination or solicitation; (iv) if applicable, the elective or appointed office or other government position sought by such government official at the time of the proposed contribution, coordination or solicitation; (v) if applicable, the person who has requested that such covered associate make the proposed contribution or engage in such coordination or solicitation; (vi) the form of the proposed contribution, coordination or solicitation, as the case may be; and (vii) a brief description of the reason for the contribution, coordination or solicitation and any other relevant facts or circumstances.

S.W. Mitchell will ensure that only regulated persons are engaged to solicit investment advisory business or fund investments from government entities on its behalf.

At all times that S.W. Mitchell is providing advisory services to government entities (directly or indirectly by reason of investments in funds managed by S.W. Mitchell), it will, pursuant to Rule 206(4)-5, keep records of:

•
all direct and indirect contributions made by S.W. Mitchell or any of its covered associates to government officials and payments to state and local political parties and political action committees, with such contributions and payments listed in chronological order, identifying the contributor and recipient and the date and amount of each contribution;

•	a list of the names, titles and business and residential addresses of all covered associates;

•
a list of the government entities to which it provides or has provided advisory services (directly or indirectly by reason of investments in funds managed by S.W. Mitchell) during the past five years; and

•	a list of the names and business addresses of each regulated person retained by S.W. Mitchell to solicit investment advisory business or fund investments from government entities.

S.W. Mitchell and all S.W. Mitchell personnel will comply with all applicable state laws and regulations governing political contributions.

EXHIBIT G

S. W. MITCHELL CAPITAL LLP

Certification of Compliance

This form must be completed by each Supervised Person
within 10 days of becoming a Supervised Person and within
10 days after the end of each calendar year thereafter.

I hereby acknowledge receipt of the S. W. Mitchell Code of Ethics which includes the Personal Securities Transactions Policy, the Policy Statement on Insider Trading and the Chinese Wall Policies and Procedures (“Code”) and any amendments thereto.  I hereby certify that I: (1) recently have read/re-read the Code (including any amendments thereto); (2) understand the Code; and (3) recognize that I am subject to its provisions.  I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

Name:
(Please print or type clearly)

Signature:

Date: